Company Contact: Richard Nelson rnelson@astratagroup.com	Porter, LeVay & Rose, Inc. Michael Porter, President - Investor Relations Marlon Nurse, VP Jeff Myhre, VP - Editorial 212-564-4700

ASTRATA GROUP, INC. INCREASES REVENUES BY 47% IN FISCAL 2005

Built Infrastructure for Expansion in Fiscal 2006

LOS ANGELES, June 16, 2005 - Astrata Group Incorporated (OTC BB:ATTG), an international provider of innovative location-based IT services and solutions, announced today its financial results for the fiscal year ending February 28, 2005.

Total revenue for the year increased 47% to $14.7 million, compared to $10.0 million for the prior year. Gross profit increased by 32% to $5.8, compared to $4.4 for the prior year. Revenue for the year reflected a 100% growth of $1.8 million for telematics and a 35% increase of $2.9 million for geomatics.

Net loss for the year was approximately $7.3 million, or $0.96 per fully diluted share, compared to a loss of $30,000, or $0.01 per fully diluted share, for the prior year. Selling, general and administration for year was approximately $11.4 million for the year, an increase of $7.6 million from the prior year’s $3.8 million. Approximately $1.0 million of the increase is attributed to foreign currency fluctuation rates. The balance of the increase is due to the start-up business expenses in South East Asia, staffing, corporate overhead, and consultant fees.

Trevor Venter, CEO of Astrata, commented, “2005 was a year of important transition for us, during which we:
•	Launched the 8th generation of our Geo Location Platform [GLP];
•	Integrated the SureTrack acquisition into our core business;
•	Completed the expansion of the sales and marketing support infrastructure for Europe and Asia-Pacific;
•
Became a publicly held company, expanded our board of directors, and, through the end of the first quarter of our current year, raised approximately $7.46 million (gross) through various debt and equity financings;

•	Signed a homeland security contract with the government of Singapore; and
•	Entered the service sector, which is designed to provide a recurring revenue stream.”

He concluded, “It is our corporate goal to see further growth in fiscal 2006. The U.S. market is an important target for us and we intend to establish a meaningful presence here.”

Astrata's management will host a conference call on today, June 16, 2005 at 11 a.m. EDT (8 a.m. PDT) to discuss the fiscal 2005 year-end financial results and achievements. To participate in the live call, please dial (888) 335-6674 from the U.S. or, for international callers, please dial (973) 935- 2100, approximately 15 minutes before the start time. A telephone replay will be available for one month by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering pass code #6171689.

About Astrata Group Incorporated
Astrata Group Incorporated (OTCBB:ATTG) is a U.S. publicly listed company headquartered in the U.K. Astrata is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

Company sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 220 permanent employees, with nearly 100 people in its R&D and manufacturing divisions. For further information please visit www.astratagroup.com.

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Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.”

ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
FEBRUARY 28, 2005

ASSETS	February 28, 2005
Current assets:
Cash and cash equivalents	$1,281,064
Trade and other receivables, net	2,608,779
Inventories	3,990,966
Deferred financing costs, net	227,150
Other assets	247,517
Total current assets	8,355,476
Property and equipment, net	1,311,372
Intangible assets, net	1,817,208
Goodwill	2,481,280
Investment in and advances to an affiliate	365,671
Total assets	$14,331,007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,398,157
Line of credit	1,155,049
Bridge loan, net of debt issue discount	1,369,125
Income taxes payable	204,523
Unrealized Foreign exchange loss liability	76,641
Notes payable to stockholders	2,035,050
Advance from stockholder	42,781
Current portion of long-term liabilities	546,466
Total current liabilities	11,827,792
Redeemable preferred stock of subsidiary	542,824
Deferred tax liability	553,673
Long-term liabilities	48,989
Total liabilities	12,973,278
Minority interest	219,959
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 11,228,886 issued and outstanding	1,123
Additional paid-in capital, net	8,769,202
Deferred compensation cost	(687,500)
Accumulated deficit	(7,327,821)
Accumulated other comprehensive income	382,766
Total stockholders' equity	1,137,770
Total liabilities and stockholders' equity	$14,331,007

ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR YEARS ENDED FEBRUARY 28, 2005 AND FEBRUARY 29, 2004

	February 28,	February 29,
	2005	2004
Net sales	$14,677,230	$10,036,803
Cost of goods sold	8,885,885	5,668,395
Gross profit	5,791,345	4,368,408
Selling, general and administrative expenses	11,427,291	3,818,716
Research and development	1,255,361	380,934
Purchased in-process research and development	—	102,578
Operating (loss) income	(6,891,307)	66,180
Other income (expense):
Interest expense	(536,850)	(10,436)
Other income	110,132	33,582
Total other (expense) income	(426,718)	23,146
(Loss) income before provision for income taxes and minority interest	(7,318,025)	89,326
Income tax provision	38,010	105,349
(Loss) before minority interest and equity income	(7,356,035)	(16,023)
Minority interest	(3,749)	(8,724)
Equity in net earnings of affiliate	48,324	—
Net (loss)	$(7,311,460)	$(24,747)

Other comprehensive income (loss) and its components consist of the following:
Net (loss)	$(7,311,460)	$(24,747)
Foreign currency translation adjustment, net of tax	(127,805)	341,859
Other comprehensive income (loss)	$(7,439,265)	$317,112

Loss per common share:
Basic	$(0.96)	$—
Diluted	(0.96)	—

Weighted average common shares outstanding:
Basic	7,645,786	10,400,000
Diluted	7,645,786	10,400,000